UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2019

SunPower Corporation
(Exact name of registrant as specified in its charter)

001-34166
(Commission File Number)

Delaware	94-3008969
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

77 Rio Robles, San Jose, California 95134
(Address of principal executive offices, with zip code)

(408) 240-5500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2019, Vidul Prakash, Vice President & Principal Accounting Officer of SunPower Corporation (the “Company”) communicated his intention to leave the Company effective March 8, 2019 to pursue a new career opportunity. On February 28, 2019, the Company announced that Vichheka Heang, currently the Company’s Corporate Controller, has been appointed as Principal Accounting Officer of the Company. Ms. Heang succeeds Mr. Prakash, who will continue in his role as the Company’s Vice President, Finance, as he transitions out of the Company.

Ms. Heang, 39, joined the Company in March 2017 as its Senior Director, Technical Accounting and Financial Reporting, and has served as its Corporate Controller since November 2018. From November 2013 to February 2017, she led the technical accounting, financial reporting, and accounting policy function at Atmel Corporation, which was acquired by Microchip Technology in April 2016, most recently serving as Assistant Corporate Controller. Earlier in her career, she worked for more than 10 years at Deloitte & Touche in the audit and assurance practice. Ms. Heang earned her Bachelor of Science in Business Administration at San Jose State University, and is a Certified Public Accountant.

There are no arrangements or understandings between Ms. Heang and any other persons pursuant to which Ms. Heang was named to this position with the Company. Ms. Heang does not have any family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer. Ms. Heang has no direct or indirect material interest in any transaction or proposed transaction required to be reported under Section 404(a) of Regulation S-K or Item 5.02(d) of Form 8-K.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

February 28, 2019	By:	/S/ MANAVENDRA S. SIAL
	Name:	Manavendra S. Sial
	Title:	Executive Vice President and Chief Financial Officer